UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 5, 2008

FOUR RIVERS BIOENERGY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-31091	980442163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRA Employer Identification No.)

P.O. Box 1056 Calvert City, Kentucky	42029
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (270) 282-0943

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On June 5, 2008, Four Rivers BioEnergy Inc. (“Four Rivers” or “the Company”), entered into a letter of intent to acquire the assets of Midwest Renewable Energy, LLC, (“MRE”), including the existing ethanol plant at Sutherland, Nebraska, which has a current operating capacity of approximately 28 million gallons per year (“mgpy”) and the partially constructed Phase II expansion project, which is expected to have an operating capacity of an additional 42.5 mgpy when construction is complete.

The acquisition terms will include arrangements to re-work the terms and security interest terms and liens of a certain amount of bank debt, equipment leasing, asset financing, trade payables and construction expenses currently about $29 million, which will then be assumed by Four Rivers, conversion of approximately $11 million of member/non member debt into redeemable, convertible dividend bearing preferred stock of the Company, and issuance of approximately $10 million of common stock of the Company.  The Company may be required to issue $17 million of additional common stock of the Company, at the earlier of the Phase II expansion project meeting certain performance targets in the future or 15 months following Completion of the acquisition.  The Company may offer to repay up to $4 million in the member/non member debt to reduce the amount of preferred stock to be issued.  The Company will complete the construction of the Phase II expansion, which is estimated to be approximately $21 million.

The Company also will arrange a bridge loan of up to $1.5 million for expenses of MRE, approved by Four Rivers.  The funds will only be made available if the lender standstills have been granted to the Company, and will be secured.  If the transaction is not completed, the funds extended will be due.

MRE will provide certain working capital for the project at closing.

MRE will obtain standstill agreements with a term ending September 2, 2008, with its creditors to permit the negotiations for reworking their obligations.  MRE has also agreed not to negotiate with any other party until September 2, 2008, subject to the bridge loan being made available to MRE, or if earlier, the direct allocation of $21 million for the funding of the completion of the Phase II expansion project.

Although the plant has a Phase III expansion planned, and certain work has been done in contemplation thereof, MRE will have the right to liquidate the assets associated with that phase, but the Company will have the right to pursue the expansion for additional payment in stock.

The acquisition is subject to the performance and completion of business and legal due diligence review of the plant and entering into definitive contractual arrangements with the various parties, and satisfying any regulatory and similar requirements.  The completion of the acquisition also will be subject to having sufficient capital and entry into various financing arrangements.  There can be no assurance that the Company will be able to complete the transaction, including because of its due diligence requirements, entering into a definitive agreement and meeting the financing requirements.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

99.1

Press release dated June 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2008	FOUR RIVERS BIOENERGY INC.

	By:	/s/ Martin Thorp
Name: Martin Thorp
Title: Chief Financial Officer